EXHIBIT 99

For Immediate Release

Contact:	Michelle Sullivan
The Boston Beer Company, Inc.
(617) 368-5165

BOSTON BEER REPORTS 2004 VOLUME,
REVENUE AND EARNINGS

BOSTON, MA (3/9/05) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved full year earnings per diluted share of $0.86 in 2004, a 22.3% increase over the prior year. Net revenue increased in the fourth quarter and for the full year 2004 over the comparable periods of the prior year, and net income increased for the full year by $1.9 million over the prior year.

Net revenue increased 9.9% in the fourth quarter and 4.5% for the full year, while shipment volume increased 6.0% in the fourth quarter and 2.5% for the full year. Net income in the fourth quarter was $2.8 million, down 21.4% from last year primarily due to increased advertising, promotions and selling expense. Net income for the full year was $12.5 million, an 18.4% increase over 2003. The Company earned $0.19 per diluted share for the quarter, versus $0.25 for the same period last year, and $0.86 per diluted share for the twelve months ending December 25, 2004 versus $0.70 earned during 2003.

"We were delighted with 4.6% depletion growth in the fourth quarter as we increased our brand support spending" said Jim Koch Chairman and Founder. "While pleased with our revenue and earnings performance for the full year and our strong fourth quarter sales performance, we believe that we can do better. We will introduce new brand communications very soon that we think will capitalize on the roots and essence of Samuel Adams' success. We are excited by this new campaign."

The Company currently expects earnings per share for the full year 2005 to be between $0.94 to $1.00, based on current plans and market trends. The Company expects earnings per share growth to be driven by continued volume increases and price increases of approximately 2.0% planned for the first quarter, offset somewhat by increases in brand support in advertising, promotional and selling expenses.

Martin Roper, Boston Beer President and CEO said, "We believe the Samuel Adams brand is stronger, as demonstrated by the level of growth in the fourth quarter. However, on-premise trends were not as strong as off-premise in the second half of the year, and we are evaluating the cause and potential solutions. We are currently finalizing the strategy and communicating plans behind our new brand message. We are encouraged by the initial quantitative testing of the television commercials which indicates that this campaign is even stronger than our current work, and we will be evaluating its performance in market to determine appropriate investment levels. As a result, our full year projections of brand investment may change depending on campaign performance."

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Bill Urich, Boston Beer CFO added, "During 2004, we have continued to achieve cost savings and efficiencies in our manufacturing and operating expenses, offsetting the increases in packaging and freight costs, which were primarily due to energy cost increases, that have placed pressure on our margins. We see these cost pressures continuing, but plan to offset them with planned price increases in the first quarter of 2005, coupled with continued initiatives against the efficiency of our spending. The $6.5 million Cincinnati brewery expansion project is an important part of these efforts with the goal of providing an attractive return both financially and strategically."

Shipments and orders in-hand suggest that shipments for the first quarter will be up approximately 5.0% over the first quarter 2004. Based on information available to Boston Beer as of March 8, 2005, depletions for January and February combined look like they could be down a couple percentage points. Actual shipments for the current quarter may differ and no inferences should be drawn with respect to shipments in future periods.

4th Quarter Results Details

For the three month period ended December 25, 2004, Boston Beer shipment volumes of Boston Beer Brands were up 5.9% and the net revenue of $55.8 million was up 9.9% or $5.0 million over the previous year. The following chart compares reported shipment volume for the current period to the prior year.

(in barrels)	Q4-2004	Q4-2003	%Chg

Total Boston Beer Brands	319,279	301,486	5.9
3rd Party Contract Brewing	1,428	1,153	23.9

Total Company	320,707	302,639	6.0

Total volume was up driven by growth in Samuel Adams Boston Lager®, Samuel Adams® Seasonals, Samuel Adams® Brewmaster's Collection and Twisted Tea®, with strength in off-premise trends. Distributor sales of Boston Beer brands to retail (depletions) during the 2004 fourth quarter totaled 351,000 barrels, approximately a 4.6% increase from the same period in 2003.

The Company earned $2.8 million in net income and $0.19 per diluted share for the quarter versus net income of $3.6 million and $0.25 per diluted share for the same period last year. The decrease in net income was primarily the result of increases in advertising, promotional and selling expenses of $4.5 million and increases in general and administrative expenses of $1.3 million.

Net revenue per barrel increased by 3.8% to $173.84. This increase was primarily due to product mix, including seasonal shipments of a specialty beer, a shift in the package mix towards bottles from kegs, and net price increases.

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Gross margin as a percent of net revenue was 59.4% as compared to 56.6% in the prior year fourth quarter. Results for 2003 reflect the non-recurring $1.5 million charge relating to the securing of long-term production alternatives in the event of an unfavorable outcome in the arbitration proceedings with Miller Brewing Company. Advertising, promotional and selling expenses increased due primarily to an increase in television advertising, freight cost, and timing of point-of-sale merchandise purchased. General and administrative expenses for the quarter increased $1.3 million compared to the same period last year. This increase reflects increases in accounting and audit fees related to the implementation of section 404 of the Sarbanes-Oxley Act and the fact that fourth quarter 2003 expenses were reduced as a result of the award received in the arbitration proceedings with Miller Brewing Company.

Full Year Results Details

For the twelve month period ended December 25, 2004, Boston Beer recorded net revenue of $217.2 million, a 4.5% increase from the same period in 2003. The increase in net revenue is primarily due to volume increases, price increases and product mix. The following chart compares reported sales volume for the current twelve months to the same period last year.

(in barrels)	YTD-2004	YTD-2003	%Chg

Total Boston Beer Brands	1,258,206	1,229,217	2.4
3rd Party Contract Brewing	8,999	6,734	33.6

Total Company	1,267,205	1,235,951	2.5

For the full year 2004 Boston Beer Brand distributor sales to retail (depletions) totaled 1,257,000 barrels, a 1.6% increase over 2003.

The depletion increase for the full year was driven by growth in Samuel Adams Boston Lager®, Samuel Adams® Seasonals, Samuel Adams® Brewmaster's Collection and Twisted Tea®. The growth was somewhat offset by declines in Sam Adams Light®

The Company earned $12.5 million in net income or $0.86 per diluted share for the twelve months ending December 25, 2004 versus net income of $10.6 million and $0.70 per diluted share earned during 2003.

Net revenue per barrel for the full year increased by 1.9% to $171.43. This increase was primarily due to net price increases and product mix.

Gross margin as a percent of net revenue increased to 59.5% as compared to 58.8% in 2003. The increase in gross margin was driven primarily by net price increases and operating efficiencies, and also reflects the non-recurring $1.5 million charge

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taken in the fourth quarter 2003 relating to certain precautions taken to secure long-term production supply prior to learning the favorable outcome of the arbitration proceedings with Miller Brewing Company. Advertising, promotional and selling expenses increased by $3.1 million, or 3.3%, for the full year 2004 as compared to 2003, primarily due to increases in promotional activities, advertising costs and freight cost, offset by higher costs in 2003 for new tap handles and glassware.

The Company's effective tax rate was 37.8% for the twelve months ended December 25, 2004, the same rate as in the prior year.

Other matters

The Company currently expects earnings per share for the full year 2005 to be between $0.94 to $1.00, based on current plans and market trends. This estimate is made prior to the effect of adoption of Statement of Financial Accounting Standards No. 123R (accounting for future effect of stock options on company earnings) which the Company currently estimates will reduce full year earnings per share by between $0.05 and $0.07 for 2005. This reduction is based on models still in development and current options issued, and the final charge could vary from this estimate. The Company expects earnings per share growth to be driven by continued volume increases and price increases of approximately 2.0% planned for the first quarter, offset somewhat by increases in brand support in advertising, promotional and selling expenses of between $4.0 million to $7.0 million and normal inflationary production and general and administrative expense increases. In 2005, total advertising, promotional and selling expenditures currently anticipated may be adjusted as deemed necessary for the benefit of the Company's long term volume growth.

The 200,000-barrel production expansion project at the Company's Cincinnati brewery will cost approximately $6.5 million and is expected to realize reduced production cost of approximately $300,000 to $400,000 in 2005 (which are included in the full year earnings projections) and $1.0 to $1.2 million thereafter as well as providing the ability to supply approximately two thirds of the Company's volume in its traditional small-batch brewery. Full year 2005 capital expenditures, including the Cincinnati brewery expansion, will approximate $9.0 million to $12.0 million. The Company continues to look for attractive projects that utilize its capital in support of its brand and brewing strategies, while providing a suitable return for investors.

During the three and twelve months ended December 25, 2004, the Company did not repurchase any of its Class A Common Stock. As of March 8, 2005, the Company had $5.2 million remaining on the authorized share buyback expenditure limit. Since the beginning of the share repurchase program, the Company has

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repurchased a total of approximately 7.1 million shares of its Class A Common Stock for an aggregate purchase price of $74.8 million through March 8, 2005. As of March 8, 2005, the Company has 10.2 million shares of Class A Common Stock outstanding and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company is America's leading brewer of hand-crafted, full-flavored beer. Founder and brewer, Jim Koch, brews Samuel Adams® beers using the time-honored, traditional four-vessel brewing process and the world's finest all-natural ingredients. Beer-lovers can enjoy many styles of Samuel Adams® beers that range from light-bodied to bold, traditional to extreme. In the last twenty years, the brewery has won more awards in international beer tasting competitions than any other brewery in the world. Samuel Adams Boston Lager®, the Company's flagship brand, is brewed using the same recipe and techniques that Jim Koch's great-great grandfather used in the mid 1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information about Samuel Adams® beers visit www.samueladams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 27, 2003 and for December 28, 2002. Copies of these documents may be found on the Company's website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, March 9, 2005

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Consolidated Statements of Income:
	(unaudited)		(unaudited)
	Quarter Ended		12 Months Ended

	Dec 25,	Dec 27,	Dec 25,	Dec 27,
	2004	2003	2004	2003

Barrels sold	321	303	1,267	1,236

Revenue	$61,377	$56,235	$239,680	$230,103
Less excise taxes	5,574	5,474	22,472	22,158

Net revenue	55,803	50,761	217,208	207,945
Cost of goods sold	22,658	22,016	87,973	85,606

Gross profit	33,145	28,745	129,235	122,339
Advertising, promotional and selling expenses	24,784	20,286	94,913	91,841
General and administrative expenses	4,072	2,808	14,837	14,628

Total operating expenses	28,856	23,094	109,750	106,469

Operating income	4,289	5,651	19,485	15,870
Interest income, net	270	144	840	1,085
Other (expense) income, net	(9)	20	(247)	19

Income before provision for income taxes	4,550	5,815	20,078	16,974
Provision for income taxes	1,706	2,198	7,576	6,416

Net income	$2,844	$3,617	$12,502	$10,558

Net income per common share - basic	$0.20	$0.26	$0.89	$0.72

Net income per common share - diluted	$0.19	$0.25	$0.86	$0.70

Weighted average number of common shares - basic	14,192	13,890	14,126	14,723

Weighted average number of common shares -
diluted	14,623	14,227	14,518	15,000

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:

	(unaudited)
	Dec 25,	Dec 27,
	2004	2003

Assets
Current Assets:
Cash and cash equivalents	$35,794	$27,792
Short-term investments	24,000	15,098
Accounts receivable, net of allowance for doubtful accounts of
$597 and $450 as of December 25, 2004 and December 27, 2003, respectively	12,826	10,432
Inventories	12,561	9,890
Prepaid expenses	883	1,126
Deferred income taxes	1,474	1,177
Other current assets	230	2,304

Total current assets	87,768	67,819

Property, plant and equipment, net	17,222	17,059
Other assets	1,095	1,099
Goodwill	1,377	1,377

Total assets	$107,462	$87,354

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$9,744	$6,395
Accrued expenses	16,494	15,504

Total current liabilities	26,238	21,899

Deferred income taxes	2,085	2,191
Other long-term liabilities	769	740

Commitments and Contingencies

Stockholders' Equity
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 10,088,869 and 16,945,418 issued
as of December 25, 2004 and December 27, 2003, respectively	101	169
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	66,157	62,517
Unearned compensation	(280)	(229)
Accumulated other comprehensive (loss) income	(203)	45
Retained earnings	12,554	74,758
Treasury stock, at cost;
7,102,467 shares as of December 27, 2003	-	(74,777)

Total stockholders' equity	78,370	62,524

Total liabilities and stockholders' equity	$107,462	$87,354

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Consolidated Statements of Cash Flows:

	(unaudited)
	Twelve Months Ended

	Dec 25,	Dec 27,
	2004	2003

Cash flows from operating activities:
Net income	$12,502	$10,558
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	5,025	7,106
(Gain) Loss on disposal of fixed assets	(4)	102
Bad debt expense (recovery)	147	(113)
Realized loss (gain) on sale of short-term investments	229	(128)
Stock compensation expense	121	85
Changes in assets and liabilities:
Accounts receivable	(2,541)	7,514
Inventories	(2,671)	(1,548)
Prepaid expenses	243	158
Other current assets	1,588	(1,432)
Deferred income taxes	(449)	1,427
Other assets	(139)	(1,653)
Accounts payable	3,349	(2,602)
Accrued expenses	990	159
Other long-term liabilities	(32)	8

Net cash from operating activities	18,358	19,641

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,559)	(1,729)
Proceeds on disposal of property, plant and equipment	4	32
Purchases of available-for-sale securities	(30,255)	(3,778)
Proceeds from the sale of available-for-sale securities	20,983	20,470

Net cash (used in) from investing activities	(13,827)	14,995

Cash flows from financing activities:
Purchase of treasury stock	-	(29,828)
Proceeds from exercise of stock options	3,213	2,143
Net proceeds from the sale of investment shares	258	233

Net cash from (used in) financing activities	3,471	(27,452)

Change in cash and cash equivalents	8,002	7,184

Cash and cash equivalents at beginning of year	27,792	20,608

Cash and cash equivalents at end of year	$35,794	$27,792

Supplemental disclosure of cash flow information:
Interest paid	$53	$67

Taxes paid	$5,202	$5,571

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